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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                             Contact: Donald J. Radkoski or
June 2, 2003                                      Mary L. Cusick (614) 491-2225


               BOB EVANS FARMS ANNOUNCES RECORD FOURTH QUARTER AND FISCAL 2003 FINANCIAL RESULTS; MAY SAME-STORE SALES

     COLUMBUS, Ohio -- Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the fiscal fourth quarter and year ended April 25, 2003.

     Diluted earnings per share for the quarter were $0.50, above the company's guidance and up 2 percent from $0.49 a year ago, when earnings had been particularly strong - 44 percent above the comparable quarter in fiscal 2001. Total net sales for the fourth quarter of fiscal 2003 were $265.5 million, up 2 percent from $260.5 million a year ago, which reflects slower sales growth in the restaurant segment. Net income for the quarter was $17.6 million, up 1 percent from $17.5 million in the fourth quarter of fiscal 2002.

     For the full fiscal year ended April 25, 2003, net income was $75.1 million, or $2.10 per share, compared with $67.7 million, or $1.91 per share, for fiscal 2002. Results for fiscal 2002 included a net after-tax gain on the disposal of certain assets of $2.3 million, or $0.07 per share. Excluding that gain for comparison purposes, fiscal 2003 earnings per share were up 14 percent
- on top of fiscal 2002's strong 28 percent increase. Total net sales for fiscal 2003 were approximately $1.1 billion, up 3 percent from the previous year.

     "We are pleased with our record financial results for both the fourth quarter and the full fiscal year in the face of challenging year-to-year comparisons," said Stewart K. Owens, chairman of the board and chief executive officer. "While we benefited significantly from continued favorable raw material costs in our food products segment, Bob Evans Restaurants also has sustained relatively strong profits in view of the industry-wide sales softness over the past year."

     For the fourth quarter, same-store sales in the restaurant segment were down 3.6 percent from a year ago, in part reflecting severe weather conditions in many of the company's regional markets during February. The segment's total reported sales for the quarter were up 1 percent, while operating income was 5 percent lower. For the full fiscal year, the restaurant segment's sales increased 4 percent and operating income rose 9 percent.

     The company also announced same-store sales for the fiscal 2004 month of May (the four weeks ended May 23). Same-store sales in "core" restaurants (460 stores which were open for the full 12 months in both fiscal years 2002 and
2003) increased 0.4 percent from the comparable period a year ago. Menu prices for the month were up 2.7 percent.

     Owens commented, "Given the difficult economic environment, particularly in our heartland markets, we believe Bob Evans Restaurants has done well to achieve a significant improvement in its operating margin for a second consecutive year. Our progress during fiscal 2003, achieved through reduced food costs, brought the restaurant segment's operating margin to 10.3 percent, compared with 8.5 percent just two years


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ago. This positions us well if sales trends gradually strengthen over the next few months, as we are beginning to see with May's same-store sales."

     The company opened 29 new Bob Evans Restaurants during fiscal 2003, bringing the total at year-end to 523. Plans for fiscal 2004 call for an acceleration in the expansion pace, to approximately 35 new restaurants. The company also intends to continue its substantial ongoing investments in remodeling and rebuilding existing restaurants.

     In the food products segment, profitability continued to reflect relatively low raw material costs. Hog costs in the company's sausage business in the fourth quarter averaged approximately $30.00 per hundredweight, compared with $33.00 a year ago. Pounds sold from comparable products (principally sausage) were up 2 percent. The segment's sales increased 5 percent, and operating income rose 33 percent, which reflects reduced hog costs. For the full year, the segment's sales were down 1 percent due to increased promotional activity and lower net selling prices, but operating income was up 29 percent, a reflection of lower hog costs in fiscal 2003.

     "We expect our hog costs to be in a more normal range during fiscal 2004, which will likely translate into reduced operating income for our food products segment," Owens said. "The impact will probably dampen our overall earnings growth for fiscal 2004. We are maintaining our guidance for diluted earnings per share in fiscal 2004 in a range of $2.15 to $2.20. The indicated growth rate would be well below the last two unusually strong years. Investors should also note that 2004 will be a 53-week fiscal year for Bob Evans, which is incorporated in our guidance."

     Owens concluded, "We remain focused primarily on building the value of the Bob Evans brand for the benefit of stockholders over the long term. Our restaurant business is well-positioned at the high end of the traditional family dining segment - competitive with many casual dining restaurants in terms of food quality and price, while offering a family-oriented environment. We remain committed to opening new restaurants at a conservative, manageable expansion pace, which helps ensure that we consistently meet our high standards for food quality and customer service. In the retail food arena, we will continue to introduce selected new products and line extensions that fit within our homestyle positioning and further leverage our market presence."

     At the end of fiscal 2003, the company's balance sheet remained strong, with stockholders' equity of $560.9 million, compared with $64.6 million in total debt obligations.

     During fiscal 2003, 1,262,300 shares of Bob Evans Farms, Inc. common stock were repurchased for approximately $30.0 million. On May 6, 2003, the board of directors authorized the repurchase of up to an additional two million Bob Evans Farms shares during fiscal 2004. As of April 25, 2003, there were approximately
34.5 million shares outstanding. At the same meeting on May 6, the board of directors declared a quarterly cash dividend of 11 cents ($0.11) per share on the company's outstanding common stock. The dividend is payable June 2, 2003, to stockholders of record at the close of business on May 16, 2003.

     Bob Evans Farms, Inc. owns and operates 522 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and a variety of


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complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.


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                         CONSOLIDATED FINANCIAL RESULTS
                       (Thousands, except per share data)


                                Three Months Ended              Year Ended
                               ---------------------     -------------------------
                               Apr. 25,     Apr. 26,      Apr. 25,       Apr. 26,
                                 2003         2002          2003           2002*
                               --------     --------     ----------     ----------
Net Sales
  Restaurant Segment           $219,080     $216,404     $  902,345     $  870,257
  Food Products Segment          46,383       44,120        188,992        191,589
                               --------     --------     ----------     ----------
    Total                      $265,463     $260,524     $1,091,337     $1,061,846

Operating Income
  Restaurant Segment           $ 21,157     $ 22,292     $   92,896     $   85,009
  Food Products Segment           6,282        4,720         24,237         18,854
                               --------     --------     ----------     ----------
    Total                      $ 27,439     $ 27,012     $  117,133     $  103,863

Income Before Income Taxes     $ 27,146     $ 26,590     $  115,503     $  100,836

Net Income                     $ 17,642     $ 17,546     $   75,077     $   67,682

Earnings Per Share
  Basic                        $   0.51     $   0.50     $     2.13     $     1.94
  Diluted                      $   0.50     $   0.49     $     2.10     $     1.91

Average Shares Outstanding
  Basic                          34,719       35,121         35,203         34,868
  Diluted                        35,228       36,017         35,813         35,490


* Amounts include impact of special items in the second quarter: a gain of $3.3 million (before and after taxes) in the food products segment and a loss of $1.5 million ($1.0 million after taxes) in the restaurant segment

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2004 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.


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     Company executives will discuss the results during a conference call
Tuesday, June 3, 2003, at 10 a.m. EST. To listen, call (888) 694-4641 (toll free) or log-in to the webcast at www.bobevans.com and then click on "financials." The call will be available for replay immediately following the call, Tuesday, June 3, 2003, through 5 p.m. EST on Thursday, June 5, 2003, by calling toll free (877) 519-4471, pin code 3936819. The webcast version will also be archived on the company's Web site through Tuesday, June 17, 2003.


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